UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _______________________________________
FORM 8-K
  _______________________________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2026
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UNIVERSAL ELECTRONICS INC.
(Exact name of Registrant as specified in its charter)
  _______________________________________

Delaware	0-21044	33-0204817
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)
15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254-2494
(Address of principal executive offices and zip code)
(480) 530-3000
(Registrant’s telephone number, including area code)
  _______________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.01 per share	UEIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01 Other Events

On June 17, 2026, Universal Electronics Inc. (the "Company") received a payment in the amount of approximately $7.6 million (the “Purchase Price”) from a third party financial institution (“Buyer”) pursuant to the terms of a Claim Sale and Purchase Agreement (the “Agreement”) entered into between the Company and Buyer. Under the terms of the Agreement, the Company agreed to sell, grant and convey to Buyer all of the Company’s and its affiliates’ claims, interests and causes of action, and all related rights, distributions, amounts, payments related thereto and other proceeds thereof, including without limitation any interest thereon and other amounts paid or reimbursed in relation thereto, directly arising from or relating to tariffs previously paid by the Company or its affiliates to Customs and Border Protection (“CBP”) in connection with tariffs originally invoked under the International Emergency Economic Powers Act of 1977, which were ruled unlawful by the United States Supreme Court on February 20, 2026 (collectively, the “Claims”), in consideration for the Purchase Price. The Purchase Price reflects a discount Buyer to the aggregate amount payable by CBP pursuant to the Claims as mutually agreed between the Company and Buyer and is subject to full or partial refund, together with interest, under certain circumstances in which the Claims may be impaired. The Company is subject to certain post-closing cooperation obligations with Buyer with respect to the Claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Universal Electronics Inc.

Date: June 22, 2026	By: /s/ Wade M. Jenke
Wade M. Jenke
Chief Financial Officer

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